EXHIBIT 99.1

GSV Capital Announces Series of Investments in Leading VC Backed Companies

Increases Holdings in Facebook and Twitter and Invests in other “Stars of Tomorrow”

Woodside, CA – November 28, 2011 – GSV Capital Corp., “GSV”, (Nasdaq: GSVC) today announced additions to the investments it has completed since September 30th.  GSV has recently increased its holdings in Facebook, Inc., adding 125,000 shares for a total of 350,000 shares or 14.3% of the Net Asset Value of the fund.  The Company also increased its holdings in Twitter, Inc., adding 330,000 shares for a total of 735,600 shares or 16.6% of the Net Asset Value of the fund.  GSV has also acquired shares in a group of venture capital backed private companies, including ZocDoc, Inc., Grockit, Inc., The Echo System Corp. and Control 4, Inc.  Since going public in April 2011, GSV has invested $62 million in a total of 18 VC backed private companies.

"We are particularly excited about the recent round of new investments because they represent both high-profile and sought-after social media companies as well as what we believe are the up and coming venture-backed companies that are innovating in their respective industries.  The rate and pace of GSV’s investments reflect the power of our network to source deals at attractive terms," said Michael T. Moe, GSV Capital's CEO and CIO. "The GSV portfolio has honed in on megatrends that are transforming how people communicate and connect all over the world and the fund offers investors the unique ability to tap into the value-creation of these private companies in a publicly traded, liquid security."

Investment Details:

Since the end of the quarter ended September 30, 2011, GSV made new investments in a number of companies, including:

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ZocDoc, Inc., a free online service for patients to find and schedule doctor and dentist appointments.  ZocDoc’s investors include Khosla Ventures, Bezos Expeditions, DST Global, Founders Fund, Goldman Sachs, and Marc Benioff, Chairman and CEO of Salesforce.com.

-	Grockit, Inc., a leading social learning game provider. Grockit’s investors include Benchmark Capital, Atlas Venture and Integral Capital Partners.

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The Echo Systems Corp., a social analytics and engagement platform that enables brands to extract insights from website visitors, reward their most influential customers and drive more revenue per user.

-	Control 4, Inc., a leading provider of the operating system for the smart home. Control4 investors include Foundation Capital and Cisco.

The investments completed since September 30th represent approximately $21 million in investments and 30% of GSV Capital's Net Asset Value.

About GSV Capital Corp.
GSV Capital Corp. (Nasdaq: GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund’s strategy is to provide investors with access to the type of pre-IPO investments that have historically only been available to angel investors and venture capitalists. GSVC’s current portfolio provides access to leading, high-growth private companies such as Twitter, Facebook, Chegg, GILT Groupe and Zynga. GSV Capital is headquartered in Woodside, CA.

Forwarding-Looking Statements
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

Media:
Kim Hughes
(415) 516-6187
kim@blueshirtgroup.com

Investors:
Alex Wellins
(415) 217-5861
alex@blueshirtgroup.com